SECURITIES AND EXCHANGE COMMISSION



                             WASHINGTON, DC  20549



                                    FORM 8-K



                                 CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                               February 11, 1998
               (Date of Report, date of earliest event reported)



                                  VALHI, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                1-5467              87-011015
       (State or other          (Commission          (IRS Employer
       jurisdiction of          File Number)         Identification
        incorporation)                                    No.)



        5430 LBJ Freeway, Suite 1700, Dallas, TX      75240-2697
        (Address of principal executive offices)      (Zip Code)



                                 (972) 233-1700
              (Registrant's telephone number, including area code)



             (Former name or address, if changed since last report)

Item 5:   Other Events

     On February 6, 1998, Valhi, Inc. ("Valhi"), as lender, entered into a $120 million revolving credit agreement with Contran Corporation ("Contran"), as borrower (the "Credit Agreement"), to be effective as set forth below. Contran may be deemed to control Valhi. Substantially all of Contran's outstanding voting stock is held by trusts (the "Trusts") established for the benefit of Mr. Harold C. Simmons' children and grandchildren, of which Mr. Simmons is the sole trustee. Mr. Simmons is chairman of the board, president and chief executive officer of both Contran and Valhi.

     The Trusts and certain other parties entered into a settlement agreement arising from that certain civil action styled In re: The Harold C. Simmons Family Trust No. 1 (No. 96-306-P) pending in the Probate Court of Dallas County, Texas (the "Settlement Agreement"). The Settlement Agreement contemplates a dismissal with prejudice of all claims among the parties to the related litigation and no change to Harold C. Simmons' positions as trustee of the Trusts or as a director or officer of the various businesses owned directly and indirectly by the Trusts, including Contran and Valhi. On February 10, 1998, the Probate Court approved the Settlement Agreement.

     On February 11, 1998, the Credit Agreement became effective upon the termination of the credit agreement dated as of November 5, 1997 among Contran, National City Lines, Inc. ("National") and Valhi Group, Inc., as borrowers, and United Sates National Bank of Oregon and Societe Generale, Southwest Agency, as lenders, as such agreement had been amended to that date.

     The closing under the Settlement Agreement occurred on February 11, 1998. Pursuant to the Settlement Agreement, one of the Trusts, the Harold C. Simmons Family Trust No. 2 dated January 1, 1964, distributed shares of Contran's Class A Common Stock, par value $0.01 per share (the "Contran Class A Common Stock"), to or on behalf of certain parties to the Settlement Agreement and certain trusts created for the benefit of certain parties to the Settlement Agreement and/or their descendants. Such distributions included the right to cause Contran to redeem such distributed shares of Contran Class A Common Stock for consideration including cash, promissory notes and real estate. All of such redemption rights with respect to the Contran Class A Common Stock were exercised in full.

     In conjunction with the closing of the Settlement Agreement and the subsequent exercise in full of the redemption of the Contran Class A Common Stock, Valhi advanced to Contran an aggregate of $77,175,000 under the Credit Agreement. Contran used such advance to fund the cash portion of the redemption and certain other payments contemplated by the Settlement Agreement. Additionally, an aggregate of $25,000,000 of prior intercompany borrowings from Valhi to Contran were converted into an advance under the Credit Agreement. Valhi understands that Contran intends to use any additional advances under the Credit Agreement for general corporate purposes, including the payment of interest on Contran's outstanding indebtedness.

     Borrowings under the Credit Agreement will bear interest at the prime rate in effect from time to time The maturity date under the Credit Agreement is August 10, 1998.

     Contran's obligations under the Credit Agreement are secured by a pledge to Valhi of:

          (1) all of Contran's stock ownership in:

               (A) Southwest Louisiana Land Company, Inc. ("Southwest"), or 88.6% of Southwest's voting stock;

               (B) Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice"), or 53.8% of Dixie Rice's voting stock;

               (C) NOA, Inc. ("NOA"), or 49.99% of NOA's voting stock, the other 50.01% of which is directly owned by Southwest; and

               (D) National, or 85.7% of National's voting stock, the other 14.3% of which is directly owned by NOA;

          all of which corporations in the aggregate may be deemed to control, directly or indirectly, 84.7% of Valhi's outstanding common stock; and

          (2) 7,958,958 shares of Valhi common stock directly held by Contran or 6.9% of the outstanding Valhi common stock.

     The Credit Agreement requires Contran to pay to Valhi a commitment fee in the amount of 1/2% per annum on the average daily unused and available revolving credit commitment. Contran may prepay borrowings under the Credit Agreement at any time upon Contran's election. In addition, Contran may at any time upon notice to Valhi terminate or reduce the unused amount of the revolving credit commitment; provided, however, that any such termination or reduction shall be permanent.

     The Credit Agreement contains certain affirmative and negative covenants of Contran, including restrictions on indebtedness and liens.

     The foregoing summary of the Credit Agreement is qualified in its entirety by reference to Exhibit 99.1 to this report, which is incorporated herein by this reference.

Item 7:   Financial Statements,  Pro Forma  Financial Information and Exhibits

          (c)  Exhibit

          Item No.     Exhibit Index
          ----------   ------------------------------------------

          99.1 Credit Agreement between Contran Corporation, as Borrower, and Valhi, Inc., as Lender (incorporated by reference to Exhibit 7 to Amendment 60 to the Schedule 13D filed by Valhi Group, Inc., National City Lines, Inc., NOA, Inc., Dixie Holding Company, Dixie Rice Agricultural Corporation, Inc., Southwest Louisiana Land Company, Inc., Contran Corporation and Harold C. Simmons, with respect to the common stock of Valhi, Inc.)

                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                VALHI, INC.
                                (Registrant)




                                By:  /s/ Steven L. Watson
                                    -----------------------------
                                    Steven L. Watson
                                    Vice President & Secretary



Date:  February 17, 1998